EXHIBIT 15

May 23, 2024

The Board of Directors

Nomura Holdings, Inc.

We are aware of the incorporation by reference in this Registration Statement (Form S-8) of Nomura Holdings, Inc. pertaining to the Restricted Stock Units and Performance Share Units of Nomura Holdings, Inc. for the Performance Year Ended March 31, 2024 of our report dated December 15, 2023, except for the effects of the restatement disclosed in “Restatement of historical interim consolidated financial statements” within Note 1, as to which the date is April 12, 2024, relating to the unaudited consolidated balance sheet of Nomura Holdings, Inc. as of September 30, 2023, and the related unaudited consolidated statements of income, comprehensive income, and changes in equity for the three-month and six-month periods ended September 30, 2023 and 2022, and the unaudited consolidated statements of cash flows for the six-month periods ended September 30, 2023 and 2022, and the related notes that is included in its Form 6-K/A dated April 12, 2024.

/s/ Ernst & Young ShinNihon LLC

Tokyo, Japan